UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 22, 2012

Nationstar Mortgage LLC
(Exact Name of Registrant as Specified in Charter)

Delaware	333-171370	75-2921540
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

350 Highland Drive
Lewisville, Texas	75067
(Address of principal executive offices)	(Zip code)
(469) 549-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 22, 2012, Nationstar Mortgage LLC (the “Company”) announced that on February 27, 2012, Harold Lewis, 51, will join the Company as President and Chief Operating Officer and David C. Hisey, 50, will join the Company as Executive Vice President and Chief Financial Officer. Mr. Lewis and Mr. Hisey will serve in these roles in an acting capacity until all appropriate regulatory approvals have been obtained, at which point each will also be formally appointed to his respective position.
Mr. Lewis was previously the Chief Operating Officer at CitiMortgage, responsible for Operations, Technology and key CitiMortgage functions. In this role, Mr. Lewis oversaw more than 9,000 employees and was also responsible for Customer Experience, Services, Agency Relations and Re-engineering. Mr. Lewis joined CitiMortgage in April 2009 as head of the Citi Homeowner Assistance Program. Prior to CitiMortgage, Mr. Lewis held executive positions at Fannie Mae for seven years, most recently as Senior Vice President of National Servicing where he was responsible for the management of 1,400 mortgage servicers. Mr. Lewis has also held senior management roles with Resource Bancshares Mortgage Group, Nations Credit, Bank of America/Barnett Bank, Cardinal Bank Shares and Union Planter National Bank. Mr. Lewis received his Bachelor of Science degree in Business from Memphis State University.
Mr. Hisey was previously the Executive Vice President and Deputy Chief Financial Officer for Fannie Mae, a role he held since 2008. From 2005 to 2008 he served as Senior Vice President and Controller for Fannie Mae. Prior to his most recent assignment at Fannie Mae, he also briefly served as Executive Vice President and Chief Financial Officer. Prior to joining Fannie Mae, Mr. Hisey was Corporate Vice President of Financial Services Consulting, Managing Director and practice leader of the Lending and Leasing Group of BearingPoint, Inc., a management consulting and systems integration company. Prior to joining BearingPoint in 2001, Mr. Hisey was an audit partner with KPMG, LLP; his tenure at KPMG spanned 19 years from 1982 to 2001. He received a Bachelor of Business Administration degree in Accounting from James Madison University and is a certified public accountant.
The Company approved the following compensation package for Mr. Lewis in his capacity as President and Chief Operating Officer: (a) a cash salary of $450,000 per annum, (b) eligibility to participate in the annual incentive compensation plan with an anticipated annual bonus equal to 20% of the bonus pool (equal to 5% of the Company’s operating cash flow), with a guaranteed bonus of $1,150,000 for the 2012 fiscal year, (c) eligibility to participate in the Company’s equity incentive plan, with an initial opportunity equal to 35% of Mr. Lewis’ annual bonus, (d) an initial equity grant with a value equal to $1,000,000, with such grant becoming exercisable over a three year period from the date of grant, (e) a deferred cash award of $100,000, with such award vesting 12 months from Mr. Lewis’ date of hire, (f) a sign-on bonus of $650,000, and (g) a relocation payment of $550,000.
The Company approved the following compensation package for Mr. Hisey in his capacity as Chief Financial Officer: (a) a cash salary of $375,000 per annum, (b) eligibility to participate in the annual incentive compensation plan with an anticipated annual bonus equal to 15% of the bonus pool (equal to 5% of the Company’s operating cash flow), with a guaranteed bonus of $1,000,000 for the 2012 fiscal year, (c) eligibility to participate in the Company’s equity incentive plan, with an initial opportunity equal to 35% of Mr. Hisey’ annual bonus, (d) an initial equity grant with a value equal to $1,000,000, with such grant becoming exercisable over a three year period from the date of grant, and (e) a relocation allowance of $225,000, subject to adjustment as timing and amounts are more clearly determined.
If either Mr. Lewis or Mr. Hisey voluntarily terminates his employment with the Company within two years from his date of hire, he is required to reimburse the company for the sign-on bonus (in the case of Mr. Lewis) and the relocation payment.

The Company plans to enter into an employment agreement with each of Mr. Lewis and Mr. Hisey that provides that, upon termination of employment by the Company without cause or by the executive for good reason, he will receive a severance payment of 12 months’ base salary and 100% of the prior year’s actual bonus.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nationstar Mortgage LLC
Date: February 22, 2012	By:	/s/ Jay Bray
Jay Bray
President, Chief Executive Officer and Chief Financial Officer